Exhibit 99.1

Solar3D Reports Full Year 2014 Financial Results

Company Reports $20.2 M in Sales Driven by Acquisition Growth

SANTA BARBARA, CA -- (Marketwired - March 31, 2015) - Solar3D, Inc. (SLTD), a provider of solar power solutions, today reported financial results for the year ended December 31, 2014.

Financial Highlights:

•	Revenue of $20.2 million in 2014, driven by the acquisition of SUNworks
•	Cash and cash equivalents were over $0.4 million on December 31, 2014 versus $10,422 a year earlier
•	For the year ended December 31, 2014, the Company reported operating income of $311,072, as compared to an operating loss of $1.1 million for the same period of 2013
•	The Company reported a net loss of $24.9 million or ($2.15) per diluted share for the year 2014, compared to a net loss of $3.8 million, or ($0.59) per diluted share for 2013
•
The entire net loss for the full year 2014 is the result of non-cash accounting expenses including changes in the fair value of derivative liabilities, non-cash interest expense on convertible notes and losses on settlement of debt

•	Adjusted EBITDA of $1.0 million for the year ended December 31, 2014
•	Solar3D’s Adjusted Net Income of $277,985 for 2014 versus an Adjusted Net Loss of $1,081,181 for 2013
•	Total assets were $6.7 million at December 31, 2014 compared to $47,179 at December 31, 2013.

Operational Highlights:

•	Uplisted to NASDAQ during March 2015 and raised $12.5 million in equity
•	Completed acquisition of MD Energy in March 2015
•	Appointed Tracy M. Welch as Chief Financial Officer in February, 2015
•	SUNworks operating division achieved SunPower Elite status, designating SUNworks as a certified solar installer within its extensive network
•	SUNworks division expanded operations into Nevada in January 2015
•	Added Frank Hunt, John Van Slooten, and Abe Emard to the Board of Directors of Solar3D, Inc.

“Solar3D pre-announced earnings with expected revenues to be in the range of $19.5 million to $20.5 million, and we reported $20.2 million for the year ended December 31, 2014,” said Jim Nelson, CEO of Solar3D. “We are also extremely proud of our recent uplisting to NASDAQ. Our growth model began to take shape with the acquisition of SUNworks in Q1 2014 and the announcement of a purchase agreement of MD Energy in Q4 2014 that was completed in the first quarter of 2015.  MD Energy’s revenue for 2014 was approximately $7 million; a figure we plan to increase this year. From an operational standpoint, we expanded into the Nevada solar market, and supported SUNworks as they achieved SunPower Elite designation allowing the Company to increase profit margin and lower customer acquisition costs even further. Currently we have some of the lowest customer acquisitions rates in the industry.”

Mr. Nelson continued, “Entering 2015 and beyond, we believe that Solar3D is strategically positioned to execute further on its acquisition strategy, and is poised for substantial growth. It is well known that California and Nevada are at the forefront of the US solar market, and we are confident that our expanding coverage in these states will enable us to leverage this growth in generating revenue and achieving significant market share. Our core strengths reside in our world class management team, commitment to customer service, and expansion strategy which continues to grow both organically and through accretive acquisitions.”

2014 Year End Financial Summary

Solar3D reported $20.2 million in revenues for the twelve months ended December 31, 2014, our SUNworks subsidiary, installed over 300 systems in 2014, totaling 10 MW of capacity, a 100% increase over the approximately 150 systems installations in 2013.

For the full year 2014, we had net operating income of $311,072 with a reported net loss attributable to common shareholders of $24.9 million, or ($2.15) per diluted share.  The Adjusted EBITDA, or free cash flow, was $968,384. For the definition of Adjusted Net Income and Adjusted EBITDA, please see the table at the end of this press release.

Total operating expenses were $5.3 million for the twelve months ended December 31, 2014, as compared to the $1.1 million for the prior year. The increase was primarily the result of selling, marketing, general and administrative expense to support the Company’s new business, SUNworks. Over $0.6 million of general and administrative expenses were non-cash stock compensation expense.

Other expense for the twelve months ended December 31, 2014 was $25.2 million, of which $20.8 million was a non-cash loss on change in fair value of derivative liability, $4.2 million of non-cash interest expense recorded on convertible notes and $0.2 million non-cash loss on settlement of debt. This compares to the $2.7 million expense in the prior year period with $2.1 million non-cash loss on change in fair value of derivative liability, $0.7 million in non-cash interest expense with a $0.1 million non-cash gain on settlement of debt.*

For the twelve months ended December 31, 2014 and 2013 net loss was $24.9 million compared to a net loss of $3.8 million, respectively. As of December 31, 2014, the Company had 11,589,412 common shares outstanding.

Adjusted Net Income/(Loss)  and Adjusted EBITDA are supplemental non-GAAP financial measure that the Company believes are important supplemental measures of operating performance.

The company’s derivative financial liability was $68,521 at December 31, 2014, down $2.8 million from $2,822,430 at December 31, 2013.

* The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period.  Significant areas requiring the use of management estimates include the determination of the assumptions used in calculating the fair value of the derivative financial liability.

Reconciliations of Adjusted Net Income & Adjusted EBITDA to Reported Net income

	2014	2013
Net Loss	$(24,872,328)	$(3,814,926)
Gain/Loss on settlement of debt	(186,636)	60,908
Loss on change in fair value of derivative liability	(20,770,490)	(2,068,886)
Amortization of debt discount and OID recognized as interest	(4,193187)	(725,767)

Adjusted Net Income/ (Loss)	$277,985	$(1,081,181)

One-time SUNworks acquisition expenses	200,771	-
Legal fees associated with uplist and public offering	65,000	-
Non-cash stock grant expenses	424,628	385,408

Adjusted EBITDA	$968,384	$(695,773)

About Solar3D, Inc.

Solar3D, a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Through its wholly owned subsidiaries, Solar3D is one of the fastest growing solar systems providers in California delivering 2.5 kilowatt to multi-megawatt commercial systems. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Investor Relations
Andrew Haag
Managing Partner
IRTH Communications
sltd@irthcommunications.com
Tel: (877) 368-3566

Media
Eric Fischgrund
FischTank Marketing and PR
eric@fischtankpr.com